EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR THIRD QUARTER OF 2013

STUDIO CITY, CA — November 1, 2013 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three and nine months ended September 30, 2013.

Operating Highlights

•                  Increased Advertising Revenue. Advertising revenue for the quarter ended September 30, 2013, increased 10% over the prior year quarter to $63.6 million on the strength of Hallmark Movie Channel audience increases.

•                  Strong Showing for First Scripted Series. Over its 13-week run, Cedar Cove averaged a 2.0 household rating, making Hallmark Channel the #1 cable network during the Saturday 8-9pm time period (Nielsen). Viewers showed their enthusiasm for the new series by actively engaging via social media during its launch - tweeting, posting, liking, and checking in on a variety of platforms, making Cedar Cove’s world premiere the most buzzed about primetime television program overall and #2 in cable on social media on Saturday, July 20, according to Trendrr Research. The series closed on a high note October 12, delivering a 2.2 household rating and more than 3 million unduplicated viewers. The final episode was the highest rated Cedar Cove episode of the season among W25-54 and A25-54 delivery, and ranked as the top program on cable for that Saturday outside of sports.

•                  Successful Pilot Debuts for Upcoming Series. The October 12 premiere of Signed, Sealed, Delivered garnered a 1.5 household rating, reaching nearly 2.9 million unduplicated viewers. The #1 cable movie of Saturday and #2 movie of the week, Signed, Sealed, Delivered was recently greenlit as Hallmark Channel’s newest original series, with its 10-episode run scheduled to bow in 2014. The 2-hour pilot for Hallmark Channel’s other scripted series, When Calls the Heart, premiered October 19 with a 1.7 household rating, attracting over 3.2 million unduplicated viewers. One-hour episodes of When Calls the Heart, starring Lori Loughlin, will kick off in January 2014.

•                  Hallmark Movie Channel Marks Double-Digit Ratings Increases. Hallmark Movie Channel continues to demonstrate year-over-year growth with double-digit increases in ratings and audience for the period and year-to-date compared to 2012. The network’s most recent original movie, The Mystery Cruise, which debuted on October 5, attracted over 900,000 unduplicated viewers.

•                  Holiday Programming Comes to Hallmark Channel and Hallmark Movie Channel. Hallmark Channel’s signature holiday programming franchise, Countdown to Christmas, rolls out November 2 with over 1200 hours of round-the-clock holiday-themed programming, including 12 new original movie titles, through January 1. Complementing Hallmark Channel’s schedule, Hallmark Movie Channel is launching its very own seasonal programming initiative, The Most Wonderful Movies of Christmas, on November 11. The Most Wonderful Movies of Christmas will feature the network’s first-ever original holiday movie, Christmas with Tucker, starring James Brolin and will focus more on the traditional, time honored aspects of the holidays.

“Crown Media marked an important milestone in the third quarter as Hallmark Channel launched its first original scripted series, Cedar Cove, to great success. The series maintained strong ratings over the course of its 13-week season and demonstrated that our viewers have an appetite for episodic programming,” said Bill Abbott, President and CEO, Crown Media Family Networks. “In addition, Hallmark Movie Channel has continued its remarkable growth, with double-digit increases in audience delivery. Boosted by this increase, we experienced a solid increase of 10% in advertising revenue for the quarter compared to the same period last year. Going into fourth quarter with amplified holiday programming offerings, we are optimistic and expect to close out a successful 2013.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the third quarter of 2013 Crown Media reported revenue of $84.4 million, a 10% increase from $77.1 million in the third quarter of 2012. Advertising revenue increased 10% to $63.6 million from $57.7 million in the third quarter of 2012 due to Hallmark Movie Channel distribution and audience growth. Subscriber fee revenue increased 6% to $20.5 million from $19.3 million in the third quarter of 2012 due to contractual rate increases.

For the nine months ended September 30, 2013, Crown Media reported revenue of $259.4 million, a 5% increase from $247.6 million for the nine months ended September 30, 2012. Advertising revenue increased 5% to $197.5 million from $188.1 million for the nine months ended September 30, 2012 due to Hallmark Movie Channel distribution and audience growth. Subscriber fee revenue increased 4% to $61.3 million from $59.0 million during the nine months ended September 30, 2012, due to contractual rate increases.

For the third quarter of 2013, cost of services increased 15% to $38.1 million from $33.0 million during the same quarter of 2012.  Programming costs increased 14% due to the amortization of Cedar Cove.  Other costs of services for the three months ended September 30, 2013 increased $0.9 million from the three months ended September 30, 2012, due to the $0.5 million increase in bad debt expense and the $0.5 million increase in salary, consulting and playback expenses.

For the nine months ended September 30, 2013, cost of services increased 1% to $109.3 million from $108.4 million during the same period of 2012. Programming costs decreased 1% period over period from $98.4 million to $97.8 million. Other costs of services for the nine months ended September 30, 2013 increased $1.4 million compared to the nine months ended September 30, 2012 primarily due to a $0.7 million increase in bad debt expense and an increase in employee, playback expense and consulting costs of $0.6 million period over period.

Selling, general and administrative expense (including depreciation and amortization expense) increased 12% to $15.7 million for the third quarter of 2013 from $14.1 million during the same quarter of 2012 primarily related to a $1.4 million increase in employee costs and a $0.2 million increase in depreciation and amortization expense.

Selling, general and administrative expense (including depreciation and amortization expense) increased 8% to $46.7 million for the nine months ended September 30, 2013, from $43.4 million during the same period of 2012 primarily related to a $2.1 million increase in employee costs, a $0.3 million increase in rent, a $0.3 million increase in third party costs directly expensed in conjunction with the March 2013 amendment of the term loan and a $0.3 million increase in depreciation and amortization expense.

Marketing expense increased $3.6 million during the third quarter of 2013 versus the third quarter of 2012 due to the marketing and promotion of Cedar Cove. Marketing expense increased $4.0 million during the nine months ended September 30, 2013, versus the nine months ended September 30, 2012, due to the marketing and promotion of Cedar Cove.

Interest expense decreased $1.0 million for the third quarter of 2013, as compared to the same quarter of 2012 due to the March 29, 2013 amendment to the Company’s credit facility that reduced the minimum rate on LIBOR borrowings under the term loan from 5.75% to 4.00% and a $17.4 million principal payment made in March 2013. Interest expense on the term loan was $3.0 million and $2.0 million for the quarters ended September 30, 2012 and 2013, respectively.

Interest expense decreased $2.4 million for the nine months ended September 30, 2013, as compared to the same period of 2012. Interest expense on the term loan was $9.2 million and $6.9 million for the nine months ended September 30, 2012 and 2013, respectively.

Provisions for income tax of $6.1 million and $6.6 million reflect corresponding effective tax rates of 37.9% and 36.3% for the quarters ended September 30, 2013 and 2012, respectively. Provisions for income tax of $24.4 million and $22.2 million reflect corresponding effective tax rates of 37.3% for each of the nine months ended September 30, 2013 and 2012, respectively.

Adjusted EBITDA was $28.7 million for the third quarter of 2013 compared to $31.3 million for the same period last year. Cash provided by operating activities totaled $12.8 million for the third quarter of 2013 compared to $12.2 million for the same period last year. The net income to common shareholders for the quarter ended September 30, 2013, totaled $10.0 million, or $0.03 per share, compared to $11.5 million, or $0.03 per share, in the third quarter of 2012.

Adjusted EBITDA was $103.7 million for the nine months ended September 30, 2013 compared to $99.2 million for the same period last year. Cash provided by operating activities totaled $34.4 million for the nine months ended September 30, 2013, compared to $20.2 million for the same period last year. The net income to common shareholders for the nine months ended September 30, 2013, totaled $41.1 million, or $0.11 per share, compared to $37.2 million, or $0.10 per share, in the nine months ended September 30, 2012.

Conference Call and Webcast to be Held Friday, November 1st, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the three and nine months ended September 30, 2013. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 71104161. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days following the call beginning at 1:00 p.m. Eastern Time on Friday, November 1st, at (855) 859-2056 (Domestic) or (404) 537-3406 (International), using the conference number 71104161.

ABOUT CROWN MEDIA HOLDINGS

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 88 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies and specials, general entertainment, and an array of home and lifestyle content. Hallmark Channel’s sibling network, Hallmark Movie Channel, is available in nearly 54 million homes in HD and SD. One of America’s fastest-growing cable networks, Hallmark Movie Channel provides family-friendly original movies with a mix of original films, classic theatrical releases, and presentations from the acclaimed Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMovieChannel.com.

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Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Family Networks

Annie Howell, 212.445.6690

anniehowell@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Advertising	$63,577	$57,739	$195,413	$186,207
Advertising by Hallmark Cards	—	—	2,112	1,911
Subscriber fees	20,527	19,294	61,273	58,952
Other revenue	273	22	614	499
Total revenue, net	84,377	77,055	259,412	247,569
Cost of services:
Non-affiliate programming	33,133	29,066	95,393	96,322
Hallmark Cards affiliate programming	688	651	2,449	2,068
Amortization of capital lease	290	289	868	868
Other cost of services	3,954	3,013	10,548	9,171
Total cost of services	38,065	33,019	109,258	108,429
Selling, general and administrative expense	15,193	13,718	45,331	42,342
Marketing expense	3,993	430	5,686	1,669
Depreciation and amortization expense	525	373	1,369	1,069
Income from operations before interest and income tax expense	26,601	29,515	97,768	94,060
Interest expense	(10,486)	(11,451)	(32,284)	(34,655)
Income from operations before income tax expense	16,115	18,064	65,484	59,405
Income tax expense	(6,111)	(6,566)	(24,431)	(22,164)
Net income and comprehensive income	$10,004	$11,498	$41,053	$37,241
Net income per share — basic	$0.03	$0.03	$0.11	$0.10
Net income per share — diluted	$0.03	$0.03	$0.11	$0.10
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of September 30,	As of December 31,
	2013	2012

ASSETS

Cash and cash equivalents	$40,965	$43,705
Accounts receivable, less allowance for doubtful accounts of $1,037 and $245, respectively	76,927	92,062
Programming rights	74,544	85,946
Prepaid programming rights	34,633	13,820
Deferred tax asset, net	34,200	34,200
Prepaid and other assets	2,428	2,326
Total current assets	263,697	272,059
Programming rights	196,459	174,971
Prepaid programming rights	9,704	13,748
Property and equipment, net	10,158	10,455
Deferred tax asset, net	202,420	225,149
Debt issuance costs, net	10,438	10,421
Other assets	3,688	3,826
Goodwill	314,033	314,033
Total assets	$1,010,597	$1,024,662

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$19,118	$25,801
Audience deficiency reserve liability	6,804	5,679
Programming rights payable	88,105	112,503
Payables to Hallmark Cards affiliates	913	1,239
Interest payable	6,580	14,468
Current maturities of long-term debt	—	19,600
Total current liabilities	121,520	179,290
Accrued liabilities	14,592	15,852
Programming rights payable	47,763	30,121
Long-term debt, net of current maturities	454,243	468,040
Total liabilities	638,118	693,303

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both September 30, 2013, and December 31, 2012	3,597	3,597
Paid-in capital	2,062,818	2,062,751
Accumulated deficit	(1,693,936)	(1,734,989)
Total stockholders’ equity	372,479	331,359
Total liabilities and stockholders’ equity	$1,010,597	$1,024,662

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income	$10,004	$11,498	$41,053	$37,241
Promotion and placement expense	263	243	788	894
Depreciation and amortization	815	662	2,237	1,937
Interest expense	10,486	11,451	32,284	34,655
Income tax expense	6,111	6,566	24,431	22,164
Long term incentive plan expense	965	812	2,668	2,112
Restricted stock unit compensation	86	43	210	198
Adjusted earnings before interest, taxes, depreciation and amortization	$28,730	$31,275	$103,671	$99,201

Programming and other amortization	34,314	29,173	99,184	92,790
Provision for allowance for doubtful account	504	28	794	56
Changes in operating assets and liabilities:
Change to programming rights	(53,938)	(24,598)	(107,927)	(69,525)
Change to prepaid programming rights	(3,114)	(6,214)	(16,770)	(26,058)
Change in programming rights payable	18,796	(1,619)	(5,390)	(23,287)
Interest paid	(17,785)	(18,787)	(38,582)	(43,794)
Changes in other operating assets and liabilities, net of adjustments above	5,323	2,976	(608)	(9,198)
Net cash provided by operating activities	$12,830	$12,234	$34,372	$20,185

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net cash provided by operating activities	$12,830	$12,234	$34,372	$20,185
Net cash used in investing activities	(546)	(653)	(1,402)	(981)
Net cash used in financing activities	(15,751)	(823)	(35,710)	(19,949)
Net (decrease) increase in cash and cash equivalents	(3,467)	10,758	(2,740)	(745)
Cash and cash equivalents, beginning of period	44,432	23,678	43,705	35,181
Cash and cash equivalents, end of period	$40,965	$34,436	$40,965	$34,436